Exhibit 10.3

TOYS SUPPLY AGREEMENT

This AGREEMENT made effective as of March 1, 2016 between Kingshau Fingu Toys Co., Ltd, with principal place of business located at Yinglong Rd, Tianhe, Guangzhou, Guangdong, China (“Seller”) and the Rizzen Inc., with principal place of business located at 201-5, Xin Jia Garden, Heng Qing Village, Zhuhai, China 519000 (“Purchaser”).

WHEREAS, Purchaser requires a supply of electronic toys for distribution to its customers; and

WHEREAS, Seller has the capability and desires to sell such products as set forth on Attachment No. 1, attached hereto and incorporated herein by reference (“Product(s)”) to Purchaser in accordance with the terms of this Agreement; and

WHEREAS, the Seller and Purchaser want to realize the benefits of a contractual arrangement over their present spot purchasing arrangement for the Products as well as exchange information on market conditions that impact their respective businesses.

NOW, THEREFORE, in consideration of the provisions of this Agreement, the parties hereby agree as follows:

1. Term and Termination

The initial term of this Agreement shall be March 1, 2016 through February 28, 2017 (“Initial Term”), which shall automatically renew for one-year terms unless either party notifies the other party in writing of its desire not to renew at least three (3) months prior to the expiration of the current term.

This Agreement may be terminated by either party at any time upon thirty (30) days written notice to the other party.

2. Purchase and Sale of Products

From time to time Purchaser may submit an order (“Purchase Order”) to purchase from Seller any of the Products. Each Purchase Order shall specify the identity, quantity, delivery schedule, destination, total price of the Products ordered therein and any changes to the specifications set forth on Attachment No. 1. Seller shall not be obligated to sell Products unless and until it communicates to Purchaser in writing its acceptance of the commercial terms set forth in the respective Purchase Order. Neither Seller nor Purchaser has any minimum purchase or sale obligations hereunder.

3. Product Pricing

Seller will issue a list of prices for Products in Attachment No. 1. The prices list will be updated when warranted by market conditions and will be used as a basis for purposes of calculating any discounts on Products.

4. Payment Terms

Seller agrees to provide installment payment under this Agreement.

Purchaser shall pay for the Products according to the Attachment No. 1 not later than June 30, 2016.

5. New Products & Services

Seller will make available to Purchaser any new products and services as they become available on regular commercial terms.

6. Confidentiality

Seller and Purchaser may have an opportunity to receive, directly or indirectly, Confidential Information, as defined below, of the other party. Seller and Purchaser, each as a receiving party, agree to keep all Confidential Information supplied to and/or learned by it in the strictest confidence. For purposes of this Agreement, “Confidential Information” shall mean any commercially sensitive information in its broadest context, and may include, by way of example but without limitation, products, specifications, formulae, equipment, business strategies, customer lists, know-how, drawings, pricing information, inventions, ideas, and other information, or its potential use, that is owned by or in possession of the disclosing party. Confidential Information shall not include that which: (a) is in the public domain prior to disclosure to the receiving party; (b) becomes part of the public domain, by publication or otherwise, through no unauthorized act or omission on the part of the receiving party; or (c) is lawfully in the receiving party’s possession prior to disclosure hereunder.

Proper and appropriate steps shall be taken and maintained by the receiving party to protect Confidential Information. Dissemination of Confidential Information shall be limited to employees or agents that are directly involved with performance under this Agreement, and even then only to such extent as is necessary and essential. The receiving party shall inform its employees and agents of the confidential nature of the information disclosed hereunder and cause all such employees and agents to abide by the terms of these provisions.

The receiving party shall not disclose Confidential Information to any unauthorized party without prior express written consent of the disclosing party or unless required by law or court order. If the receiving party is required by law or court order to disclose Confidential Information, the receiving party shall provide the disclosing party with prompt written notice of such requirement so that an appropriate protective order or other relief may be sought. The obligations imposed by this Agreement, including but not limited to non-disclosure and non-use, however, shall endure so long as the Confidential Information does not become part of the public domain.

Confidential Information will be used only in connection with performance of this Agreement; no other use of Confidential Information will be made by receiving party, it being recognized that disclosing party has reserved all rights to Confidential Information not expressly granted herein. All documents containing Confidential Information and provided by disclosing party shall remain the property of the disclosing party, and all such documents, and copies thereof, shall be returned or destroyed upon the request of the disclosing party. Documents prepared by the receiving party using Confidential Information, or derived therefrom, shall be destroyed upon request of the disclosing party, confirmation of which shall be provided in writing. However, the receiving party may keep one copy of any document requested to be returned or destroyed in the files of its legal department or outside counsel for record purposes only.

7. Force Majeure

a. Performance may be suspended, in whole or in part, by either party in the event of, and to the extent that, acts of God, war, riot, fire, explosion, accident, flood, sabotage, lack of adequate fuel, power, raw materials, labor, containers or transportation facilities, compliance with governmental laws or regulations (except as referred to in paragraph C of this Section), orders or action, breakage or failure of machinery or apparatus, national defense requirements, or any other event beyond the reasonable control of such party which prevents the manufacture, shipment, acceptance, or use of a shipment of any goods hereunder. Seller or Purchaser without liability may cancel deliveries so suspended and (a) Purchaser may obtain goods and/or services from any other source under such terms and conditions as may be necessary for securing replacement goods, and (b) Seller may sell goods and/or services from any other source under such terms and conditions as may be necessary to sell such goods and/or services. If, after Seller and Purchaser shall have consulted in advance, in good faith, with regard to the force majeure and the duration and the quantities involved, (a) in order to secure replacement goods and/or services it is necessary in good faith for Purchaser to enter into a contract for greater than a replacement quantity, or (b) in order to sell the goods and/or services it is necessary in good faith for Seller to enter into a contract for greater than a replacement quantity, then performance hereunder with respect to such goods and/or services shall be suspended until completion of such other contract.

b. In the event of all such force majeure occurrences, including such other contracts, are not remedied within a period of one hundred eighty (180) days from occurrence, the parties shall meet, in good faith, to determine a mutually agreeable course of action, including renegotiation of this Agreement, if appropriate. If the parties are unable to reach agreement, either party, at its option, may terminate this contract upon sixty (60) days’ written notice.

c. In the event Seller is required to institute an allocation program for force majeure reasons, as defined herein, Seller will first allocate available production on an equitable basis between customers holding written contracts of at least one (1) year’s duration.

8. Amendment

This Agreement may be amended, modified or supplemented only by a writing signed by the Purchaser and the Seller.

9. Interpretation

The headings preceding the text of articles and sections included in this Agreement and the headings to schedules and exhibits attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The terms as set forth in this Agreement have been arrived at after mutual negotiation with the advice of counsel and, therefore, it is the intention of the parties that its terms may not be construed against any of the parties by reason of the fact that it was prepared by one of the parties.

10. Notices

Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given (a) when received if given in person or by courier or a courier service; (b) on the date of transmission if sent by telex, facsimile or other wire transmission (receipt confirmed); or (c) five (5) Business Days after being deposited in the mail, certified or registered, postage prepaid:

If to the Seller, addressed as follows:

Kingshau Fingu Toys Co., Ltd

Yinglong Rd, Tianhe, Guangzhou, Guangdong, China

Rizzen Inc.

201-5, Xin Jia Garden, Heng Qing Village, Zhuhai, China 519000

or to such other individual or address or facsimile number as a party hereto may designate for itself by notice given as herein provided.

11. Waivers

The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in anyone or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

12. Successors and Assigns

This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective permitted successors and assigns; provided, however, that this Agreement, nor any right or obligation hereunder or thereunder may be assigned by any party hereto other than to an Affiliate of such party without the prior written consent of the other party; provided further, that no such assignment shall relieve a party from its obligations under this Agreement or any Ancillary Agreement.

13. Severability

If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

14. Entire Understanding

This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby and thereby and supersedes any and all prior agreements, arrangements and understandings among such parties relating to the subject matter hereof and thereof.

15. Applicable Law

This Agreement shall be governed by and construed and enforced in accordance with the laws of the The People's Republic of China (PRC).

16. Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same original instrument.

17. Incorporation Of Recitals

The foregoing recitals are hereby incorporated in this Agreement for the reason that some are contractual in nature and identify the intentions of the parties hereto.

18. Conflicting Agreements

In the event of any conflict between the terms and conditions of this Agreement and any prior agreement or purchase order the terms and conditions of this Agreement shall control.

Kingshau Fingu Toys Co., Ltd By: /s/ Nigou Ping Its: CEO	Rizzen Inc. By: /s/ Shuisheng Zhu Its: President

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Attachment No. 1

Products Supplied By Kingshau Fingu Toys Co., Ltd

No.	Description	Item	Quantity	Price per piece (USD)	Total price (USD)
1	RC Motorcycle car1:10 rc motor three wheel car	YD000013	46	12.3	566.41
2	2016 New Products 1:12 remote control Model Car,RC UTV off road car	YD000018	44	7.6	332.64
3	rc car full function remote controll car plastc toys	YD000061	42	4.2	176.4
4	1:16 Scale R/C 4 big wheels cross country car	YD000165	33	6.9	226.38
5	1:14 Scale 4 function radio control car	YD000088	61	6.2	380.03
6	rc car full function remote controll car plastc toys	YD000084	61	5.5	337.75
7	rc car full function remote controll car plastc toys	YD000465	42	6.0	250.48
8	2016 hot sales Full function remote control toys, 4CH RC racing boat toys	YD000305	42	9.2	388.08
9	3.5CH Remote control Toy, RC Yacht ,radio control boat with charger	YD000297	39	14.2	554.19
10	2016 new product 4CH RC boat, remote control motorbike	YD000298	39	9.2	357.63
	TOTAL:		449		3,570

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